March __, 2018

SCM Trust

Shelton International Select Equity Fund

1050 17th Street, #1710

Denver, Colorado 80265

Re:	SCM Trust – Form N-14

1933 Act File No. 333-223633

1940 Act File No. 811-05617

as filed with the Commission on March 13, 2018

Ladies and Gentlemen:

We have acted as counsel for SCM Trust, a Massachusetts business trust (the “Trust” or “Registrant”), in connection with the filing of the Acquiring Trust’s Registration Statement on Form N-14 (the “Registration Statement”) with the Securities and Exchange Commission (“SEC”), relating to the issuance of Investor Class and Institutional Class shares of beneficial interest, par value $0.01 per share (the “Shares”), of Shelton International Select Equity Fund, a series of the Trust (the “Acquiring Fund”), pursuant to the proposed reorganization of European Growth and Income Fund (the “Selling Fund”), a series of the Shelton Funds, as described in the Registration Statement and pursuant to an Agreement and Plan of Reorganization (the “Agreement”) by and between the Trust, on behalf of the Acquiring Fund; the Shelton Funds, on behalf of the Selling Fund, and CCM Partners, LP d/b/a Shelton Capital Management, a California Limited Partnership (“SCM”) (for purposes of Sections 5.1 and 7.1 of the Agreement only).

We have reviewed (i) the Registrant’s Amended and Restated Declaration of Trust, as amended (the “Declaration of Trust”), (ii) the Registrant’s Amended and Restated Bylaws, as amended (the “Bylaws” and together with the “Declaration of Trust”, the “Governing Documents”), (iii) resolutions adopted by the Board (the “Resolutions”), (iv) a printer’s proof of the Registration Statement dated March 26, 2018, (v) certificates of public officials, and (vi) such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Massachusetts and the federal law of the United States of America. The opinions expressed in this opinion letter are based on the facts in existence and the laws in effect on the date hereof and are limited to the Massachusetts General Corporation Laws and the provisions of the Investment Company Act of 1940 (the “1940 Act”) that are applicable to equity securities issued by open-end investment companies. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws. We express no opinion with respect to any other laws.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

SCM Trust
March __, 2018

We have also assumed the following for this opinion:

1. The Governing Documents and the Resolutions authorizing the issuance of the Shares have not been amended, modified, or withdrawn and will be in full force and effect on the date of the issuance of the Shares.

2. The Shares have been, and will continue to be, issued in accordance with the Registrant’s Governing Documents, and the Resolutions relating to the creation, authorization and issuance of the Shares.

3. The Shares have been, or will be, issued against consideration therefor as described in the Registrant’s prospectuses relating thereto, and that such consideration was, or will be, per share in each case at least equal to the applicable net asset value.

4. Each document submitted to us is accurate and complete, the signatures on all originals documents are genuine, all documents submitted to us as originals are authentic, all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies thereof conform to the original, and all documents are duly executed and delivered where due execution and delivery are prerequisites of the effectiveness thereof.

5. Any and all conditions established by the Resolutions to the authorization and issuance of the Shares will have been satisfied in full prior to, and in respect of, such issuance.

6. All appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

7. All natural persons identified to us have legal capacity, and persons identified to us as officers of the Registrant are actually serving in such capacity, and the representations of officers of the Registrant are correct as to matters of fact.

8. All applicable securities laws will be complied with and the Registration Statement with respect to the offering of the Shares will be effective.

9. The Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the proof referred to above.

10. The Registrant is in compliance with the 1940 Act and such other laws and regulations.

We have not independently verified any of these assumptions.

Based on the foregoing, it is our opinion that: (i) the Shares have been duly authorized and, when sold as contemplated in the Registration Statement, including receipt by the Registrant of full payment for the Shares and compliance with the 1933 Act, the 1940 Act and applicable state law regulating the offer and sale of securities, will be validly issued Shares of the Registrant; and (ii) purchasers of the Shares will not have any obligation to make payments to the Registrant or its creditors (other than the purchase price for the Shares) or contributions to the Registrant or its creditors solely by reason of the purchasers’ ownership of the Shares.

SCM Trust
March __, 2018

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Acquiring Trust or the Acquiring Fund. However, the Declaration of Trust disclaims shareholder liability for any personal liability for any debt or obligations of the Acquiring Trust. The Declaration of Trust provides that the shareholder or former shareholder shall be entitled out of the assets of the Acquiring Trust to be held harmless from and indemnified against all loss and expense arising from any such personal liability; provided, however, there shall be no liability or obligation of the Acquiring Trust arising thereunder to reimburse any shareholder for taxes paid by reason of such shareholder’s ownership of any Share or for losses suffered by reason of any changes in value of any Acquiring Trust assets. The Acquiring Trust shall, upon request by the shareholder or former shareholder, assume the defense of any claim made against the shareholder for any act or obligation of the Acquiring Trust and satisfy any judgment thereon. Capitalized terms in this paragraph have the same meanings as ascribed to them in the Acquiring Trust’s Declaration of Trust.

This opinion is rendered solely in connection with the filing of the Registration Statement and supersedes any previous opinions of this firm in connection with the issuance of the Shares. This opinion is rendered solely for the benefit of the Registrant and its shareholders in connection with the Registration Statement and may not be otherwise quoted or relied upon by any other person, firm, corporation or other entity, without prior written consent.

We hereby consent to all references to us in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/Davis Graham & Stubbs LLP
DAVIS GRAHAM & STUBBS LLP